Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript FLE - Q3 2005 Fleetwood Enterprises, Inc. Earnings Conference Call Event Date/Time: Mar. 03. 2005 / 10:30AM PT Event Duration: 1 hr 35 min

CORPORATE PARTICIPANTS

Kathy Munson

Fleetwood Enterprises, Inc. — Director — Investor Relations

Ed Caudill

Fleetwood Enterprises, Inc. - President & CEO

Chris Braun

Fleetwood Enterprises, Inc. — EVP — RV Group

Roger Howsmon

Fleetwood Enterprises, Inc. - EVP — Housing Group

Boyd Plowman

Fleetwood Enterprises, Inc. - EVP & CFO

Lyle Larkin

Fleetwood Enterprises, Inc. - VP & Treasurer

Andy Griffiths

Fleetwood Enterprises, Inc. - VP & Controller

CONFERENCE CALL PARTICIPANTS

John Diffendal

BB&T Capital - Analyst

Barbara Allen

Avondale Partners - Analyst

Bill Gibson

Nollenberger Capital Partners - Analyst

John Beall

Standard Pacific Capital - Analyst

Derek Wenger

Jefferies & Co - Analyst

Jason Daly

Black River - Analyst

Robert Longnecker

Barrington - Analyst

Gabe Kim

Basswood Partners — Analyst

Tobias Welo

BlackRock - Analyst

Chris Cook

Zazove - Analyst

PRESENTATION

Operator

Good afternoon. My name is Kimberly and I will be your conference facilitator. At this time I would like to welcome everyone to the Fleetwood Enterprises third quarter fiscal 2005 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you. I would now like to turn the conference over to Kathy Munson, Director of Investor Relations. Ma’am, you may proceed.

Kathy Munson - Fleetwood Enterprises, Inc. — Director, Investor Relations

 Thank you. Good day and welcome to Fleetwood Enterprises’ conference call for the third quarter fiscal 2005. I’m Kathy Munson, Director — Investor Relations. First, we hope that all of you have seen today’s news release announcing Fleetwood’s results for its third quarter ended January 23, 2005. The Company’s 10-Q was also filed today. This call is being broadcast live over the Internet at streetevents.com and fulldisclosure.com and is accessible from our own website, fleetwood.com. A replay of the call will be available at each site shortly after the end of this call and the call is also being taped.

If you have any questions about accessing any of this information, please call the Pondel Wilkinson Investor Relations office in California at 310-279-5980 after the conference call. Before we start the presentation I must advise you that the statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events, or performance are forward-looking statements and are being made against the backdrop of the Safe Harbor protections. These statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions, including risk factors identified in the Company’s 10-K and other SEC filings. Actual results, events, and performance may differ materially.

Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events. With that in mind, let’s move on to today’s call. Ed Caudill, President and Chief Executive Officer, will give a brief summation of the quarter and introduce the Executive Vice Presidents of our two primary operating groups to discuss the quarter’s results. Then Boyd Plowman, Executive Vice President and Chief Financial Officer, will detail our financial results and discuss our outlook. Then we will address your questions. The Fleetwood executives who are available to help answer your questions are Ed; Boyd; Roger Howsmon, Executive Vice President of our Housing Group; Chris Braun, Executive Vice President of our RV Group; Lyle Larkin, Vice President and Treasurer; and Andy Griffiths, Vice President and Controller. I’ll now turn the call over to Ed Caudill, Fleetwood’s President and CEO. Ed.

 Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

 Thanks, Kathy. Again, welcome to our third quarter earnings conference call. The quarter was disappointing in a number of ways, especially financially, but also for the break in our near continuous improvement that we had been experiencing in operations. The execution of our amended credit facility was a positive development and we believe underscores the confidence our lenders have in our long-term future. We’re also having constructive conversations with the new leadership and ownership teams at Coleman. We’re hopeful that we will come to some acceptable agreement soon. During the quarter we experienced setbacks in both Housing and RVs. While a number of factors contributed to the downturn, we want to make clear that several are inherently short-term in nature. This is why I’ve asked Chris Braun, Executive Vice President of the RV Group, and Roger Howsmon, Executive Vice President of the Housing Group, to talk this morning.

Chris, why don’t you go first, then we’ll hear from Roger. And then we’ll turn the call over to Boyd to provide detailed financial information. After that, we will be happy to take your questions. Chris.

 Chris Braun  — EVP— RV Group

 Thank you, Ed, and good morning. As Ed mentioned, this was a disappointing quarter for the RV Group and we are working hard to ensure that we get back on track. I’m going to share with you in greater detail what happened to impact the quarterly results and I’ll talk about what we’re doing on a go-forward basis to fix it.

A large component of the negative swing in operating income stemmed from building higher dealer inventories in the first two fiscal quarters, which resulted in lower wholesale shipments in the third quarter. We also found that motor home dealers were reluctant to order because retail sales have shown signs of softening, thus motor home dealer inventories year-over-year and compared to the prior quarter remain consistent, even though dealer inventories typically start to build during the winter in preparation for the spring selling season.

Another contributing factor to lower sales was our decision to discontinue heavy quarter-end discounts, particularly on motor homes. Quarter-end discounting had been a practice for the past several quarters. Without these incentives dealers had no reason to take on additional inventory since their inventory was already at reasonable levels. Our dealers responded positively to this change, as it allows them to better plan their inventory. This change also benefits Fleetwood as it allows us to more effectively schedule our production and improve our manufacturing efficiency.

In our towable division, sales were down 19 percent this quarter in spite of new product introductions. While the new products have been well received, there are still high levels of older products on dealer lots. In addition, the price point for certain travel trailer products will be re-assessed. We are taking steps to reduce our manufacturing complexity to lower our cost in both material and labor and in turn offer more competitive pricing. Towable sales were also negatively impacted by the declining folding trailer market and dealer uncertainty due to the ongoing Coleman litigation. The combination of all these factors resulted in lower sales for both divisions for a total decrease of 16 percent. Lower sales combined with higher G&A and increased warranty expense resulted in this quarter’s loss. The increase in our G&A expense of $18 million was primarily caused by the adverse judgment in the Coleman case but, as Ed mentioned, we are in constructive negotiations with Coleman.

In addition to G&A, warranty costs increased 3.6 million year-over-year. We have recently implemented a quality system in all of our manufacturing facilities to ensure that these warranty issues are addressed before the product leaves the plant. As for finished goods inventory, we entered the quarter with higher-than-desired inventory levels and, as is generally the case in the third quarter, finished goods continued to build during the quarter. Motor home and towable inventory grew to a high of approximately 1,000 motor homes and 3900 towables in early to mid-January. Since then, build rates have been adjusted and motor home inventory has been reduced to approximately 600 units and towables are down to about 2800 units. We were not able to significantly reduce build rates in the January quarter because we needed to deliver units that had been sold at the Louisville trade show. During the first week of the fourth quarter, the majority of our plants were shut down and, as of now, build rates have been adjusted to meet current market demand.

We have many reasons to be optimistic about the future, both near-term and long-term. We talked extensively in last quarter’s call about the full-wall-slide Pace Arrow that was introduced at the Louisville show in December. We have just begun significant shipments of these units to our dealers and we are receiving excellent feedback. We have also begun East Coast production of Class C models at our motor home plant in Pennsylvania, as we could not adequately serve the market with a single West Coast production point. In 2001, when we had manufacturing facilities in both the East and West, our Class C market share was approximately 20 percent, versus the 11 percent share we attain today. With the opening of this new facility we are expecting to reclaim a portion of this lost market share.

We will be introducing our new 2006 models, including our core travel trailer products, Prowler, Wilderness, and Terry, later this year. The Prowler, Wilderness, and Terry will include new features targeted to improve our price competitiveness, provide enhanced customer value, and generate frontline positioning at dealerships. Significant efforts have been devoted to travel trailer cost reduction. One of these major initiatives includes platform standardization, which provides us the ability to leverage components over multiple product lines while not compromising product differentiation and unique features. Another travel trailer cost reduction initiative has focused on increasing our capacity utilization resulting in the closure of two of our travel trailer facilities. Even with these facility closures, we have adequate production capacity to meet future market demands and increased market share.

These cost reduction actions will allow us to produce more efficiently and in turn help us to address the price competitive issues mentioned above. While I’ve only mentioned a few of the actions we are taking to improve our overall profitability, I can assure you that there are several other initiatives underway to enhance our products, improve our quality, strengthen our distribution network, and reduce our costs. These actions will help enable us to reach our goal of consistent profitability and better serve our shareholders, customers, and associates. Now I’ll turn it over to Roger Howsmon who will discuss manufactured housing results.

 Roger Howsmon  — EVP — Housing Group

 Thank you, Chris. I’m Roger Howsmon, Executive Vice President in charge of the Housing Group at Fleetwood. This quarter had both positive and disappointing news for the Housing Group. Our wholesale revenues and market share both showed tremendous gains in what has been essentially a flat market. Several years of strategic actions to combat the downturn in the industry are coming to fruition and we’re proud of those accomplishments. We have year-end statistics now for 2004 and so we know our wholesale market share increased from 15 percent in calendar 2003 to 17.6 percent in 2004. In a year when the industry production hit a new low, albeit just by a few homes, Fleetwood’s manufacturing unit volume for the quarter increased 20 percent to 5,533 homes. The total number of floors sold also increased by 20 percent from last year to 9,619.

Despite these victories, however, we incurred a greater loss in this quarter than we did in last year’s third quarter. I’m here to tell you what happened and what we plan to do about it. There were a number of negative factors that were not significant unto themselves, but together they added up to a substantial amount. One facet is the extreme disparity in housing sales among various parts of the country. Market conditions in certain regions appear to be showing signs of recovery and backlogs and capacity utilization for our plants in these regions are much improved from a year ago. On the other hand, some markets that have been traditional manufactured housing strongholds — such as Texas, North Carolina, Alabama, and Kentucky — continue to experience steep declines. This makes it difficult to keep all of our plants running efficiently.

We have strong backlogs at some plants and run the risk of losing orders because of delivery lead times at those plants. In other plants, we have experienced order shortfalls resulting in a lack of business to fill a workweek. The difficulties are accentuated at the retail division, where many of our sales centers are located in historically important markets, which continue to show little sign of economic recovery. As of February 28th, our floor backlog was 3,171 units. The manufactured housing industry experienced another down year in 2004, although it was very close to flat with 2003. Despite our improved wholesale revenues, the division was still impacted by the same factors that have depressed the industry, primarily the limited availability of affordable retail financing and competition from repossessed homes. Again, the impact of these issues was heightened for our retail division but I’ll talk more about retail in a moment.

Focusing on the reasons for the decline of wholesale profitability, operating expenses remain flat as a percentage of sales but on an absolute basis, they increased 9.6 million. We added second-shift production at our Florida and Arizona plants, and recently opened plants in Georgia and Texas in response to increased demand for our products in those areas. We believe the investment is worth-while, but these moves alone increased manufacturing overheads by about $1.5 million. We also changed our compensation structure for our production associates. Consequently, wages and related expenses increased by approximately $1.7 million. We also improved our material cost percentages by adjusting our pricing to keep pace with material cost increases affecting not just Fleetwood, but the entire manufactured housing industry.

General and administrative costs increased by 4.8 million over the prior year, including onetime cost for strategic market research, increased insurance expenses, the loss on the sale of an idle plant, and several other expenses that we consider to be onetime or short-term. Warranty and service costs increased by 4.4 million over last year. The underlying warranty claims have remained stable. However, the comparison was negatively impacted because we reduced the warranty reserve in the prior year following a period of sustained cost reductions. Our warranty reserve did increase slightly as a result of revising our calculation methodology and underlying assumptions. We also incurred substantial service costs — that I add at our discretion — to expedite delivery of homes to government agencies for Florida hurricane victims. Additionally, as production volume increased year-over-year, our warranty reserve increased commensurately.

All of these factors combined to create an operating loss in the wholesale division of 4.4 million, which was 1.7 million greater than the prior year despite much improved sales. After turning to the retail division for a moment, I will address what we plan to do to regain wholesale profitability. As I mentioned, the retail division has been disproportionately impacted by the industry downturn considering the geographic locations of many of our sales centers. We also had worse-than-usual weather problems that continue to impact our ability to set up homes. Also, many contractors were working in Florida in post-hurricane cleanup efforts, creating a serious shortage of experienced, qualified crews. Additionally, we have focused attention on recruiting new sales center general managers and sales staff who are going through a learning curve in our retail division. These high-quality additions have not, in many cases, had adequate time on the job to turn their respective stores around. I believe that you will be able to see the results of their efforts over the next few quarters.

Just in the past six months, store traffic has shown a steady, impressive growth trend. Both the wholesale and retail divisions would benefit greatly from an industry upturn. Although calendar 2004 industry shipments were disappointing, we continue to be optimistic about gradual improvement in the retail financing environment and a continuing decline in the competition from repossessed homes. We anticipate 2005 to show a modest upturn in industry shipments. To a certain extent we’ve taken our destiny into our own hands. We continue to invest in our own financial services company, HomeOne Credit, which makes some incremental sales possible. We continue to methodically grow our finance business with a quality portfolio.

Overall, we remain confident about the future of manufactured housing and the eventual increase in financing for our homes, but we are not waiting in the wings. In the meantime, we will continue to build on the successes that have allowed us to outperform the industry by a wide margin in the past 12 months. So what action is in process to improve future results?

Our product teams continue to produce innovative, attractive designs and our plants have the capability of building high-value homes. We maintain a strong dealer network and we continue to protect its geographic reach and encourage a healthy level of inventory. Over the past 12 months, we have increased our dealer network by 43 locations for a total of 1,282 locations. And in the same time frame, the aged inventory on dealer lots is down by 44 percent while the fresh inventory is up by 27 percent. We continue to pursue alternative distribution channels, including community, urban infill, and government uses. All of these contributed to our year-over-year increase in sales.

In addition to increasing sales, we need to cut costs wherever practical. We are working diligently on efficiency improvements and are looking at opportunities in costing and estimating, our production processes, and consolidation of operations. We have had success in keeping our material costs down even during this period of volatile commodity increases. We have a resilient team at Fleetwood and I am confident that we will return our wholesale division to profitability by the first quarter of fiscal 2006. And with the strategic initiatives underway at retail, regain the progress toward breakeven status in our retail division.

 Boyd Plowman - EVP & CFO

 Thanks, Roger. This is Boyd Plowman. I’ll give you a more detailed look at our financials. I’ll start with some more detail on the lending agreement, which was just executed yesterday. As most of you know, the seasonal nature of our RV business creates a need to build inventories during the third quarter in order to satisfy demand in the spring selling season, resulting in significant working capital demands for us each year. Additionally, we anticipated that the disappointing results for the quarter would cause us to be out of compliance with our EBITDA covenant during our fourth quarter. Fortunately, our positive relationships with our lending syndicate and the efforts by its members afforded us the opportunity to amend the credit facility on a timely basis.

We now have an expanded line and improved financial flexibility when we need it during the winter season. This amended facility raises the overall limit on borrowings to 175 million from 150 million and also provides an additional seasonal increase from October through April to $200 million. The liquidity pressure caused by the buildup of inventories on our balance sheet was exacerbated by a limit on how much we can borrow against our inventory. That limit has now been raised from $85 million to 110 million, with a seasonal increase to 135 million for the December through April time period.

This increased borrowing capacity provides us the liquidity to pay the $20 million in accelerated rent payments that we have talked about previously, and which is related to the sale/leaseback arrangement on a number of our retail stores. That arrangement included a contingency that in the event our credit rating fell below a certain level, the lessor could demand these accelerated rents. And they are, in fact, requiring this payment, which will be made on Monday, March 7th. One other element of the new agreement I want to point out is that our borrowing base fluctuates depending on the level of inventories and receivables. As a result, we sometimes do not have access to the full amount of the facility. We have an additional opportunity to permanently supplement the borrowing base by $15 million by providing additional real estate collateral to the bank group, which we intend to do shortly. Under our previous credit facility, we had a monthly liquidity test which, if not satisfied, invoked a springing EBITDA covenant. As of December, Fleetwood’s liquidity was such that we had to meet the EBITDA covenant for the trailing 4 quarters ended October 2004, which we did.

When we file the February test next week, which was also not satisfied, we would have failed to meet the EBITDA covenant for the trailing 4 quarters ended January 2005, requiring us to obtain, at the least, a waiver of that covenant. Under the revised agreement, the minimum EBITDA covenant was amended and restated to a level that we currently believe is achievable.

Now let’s talk about the quarter and year-to-date results. As Roger pointed out, it wasn’t any one single thing that impacted our results this quarter, with the exception of the Coleman judgment. A lot of factors that can easily have a variance in either direction all seem to fall the wrong way in the third quarter. Some of these items will also impact the fourth quarter, however, and some represent investments that should generate returns in future periods. The towable division in particular had a rough quarter, even disregarding the effect of the Coleman judgment.

Chris has talked about the issues and how we’re addressing them. We see a seasonal lift in Q4, but because of the late spring timing and the relative importance of the Prowler/Wilderness/Terry launch, we will probably not see much improvement in towable results except seasonal until the first quarter of fiscal 2006.

Our third quarter revenues were off 6 percent compared to last year, with RV sales down 16 percent and housing gaining 18 percent. In RVs, the two divisions experienced similar declines. Motor homes declined by 15 percent while towables were down by 19 percent. On the other hand, Housing’s two divisions had vastly different results. Wholesale increased revenues by 29 percent while retail declined by 20 percent. Roger addressed the reasons for the wide differential, which will be important in understanding the Company’s results as long as the traditional markets for manufactured housing remain depressed.

The third quarter net loss increased to 54.7 million from 10.2 million in last year’s third quarter. The majority of the loss was in the towable division, which incurred an operating loss of $34.4 million, including a $14.6 million charge related to the Coleman judgment. Our year-to-date net loss is $39.9 million compared with a net loss of 4.5 million for the first nine months of last year. Revenues were up 5 percent over last year for the same period.

We used 50.8 million of cash in operating activities this quarter compared with cash used of 70.9 million last year. The most significant use of cash, in addition to the loss, was a $35 million build of inventories, which has been discussed previously by Chris. Other significant uses of cash included a $19 million decrease in payables, and an increase of finance loans receivable of 5.1 million. Beginning this quarter, we now classify financing provided by HomeOne, our financial services subsidiary, as cash used in operating activities rather than financing activities. Significant sources of cash included the change to accounts receivable largely due to abnormally high receivables we had at the beginning of the quarter. In the second quarter, we shipped an unusually large number of RVs very near the end of the quarter and also had sales for emergency use related to hurricanes. The FEMA-related receivables have a longer pay horizon than that of our dealers. This decrease in receivables benefited our cash position in the current quarter by $30 million.

This quarter’s increase in working capital requirements was accommodated by a $38 million increase in short-term borrowings. The amount payable on our revolving credit line at quarter end was $59.4 million. The primary factors impacting our quarterly results include the following: A 6 percent decrease in the overall revenues made up of double-digit percentage decreases in towables, motor homes, and retail housing, and offset by higher sales in our housing wholesale division; the $14.6 million adverse judgment in the Coleman licensing case, and a decrease in gross profit margins in each of our manufacturing divisions; towable gross profit margins fell to 4 percent from 13.2 percent in the prior year due to material costs, rising freight costs, unfavorable mix changes and competitive actions; motor home gross margin was down to 14.3 percent from 14.7 percent due in part to higher shipping and handling costs; Housing wholesale gross margin declined to 21.2 percent from 21.7, primarily due to higher labor and fringe benefit costs which were partly related to the start-up of second shifts at two plants; increased sales incentives in the RV Group of $5.6 million; and higher warranty and service expenses in both groups: RV warranty expenses increased by 3.6 million while Housing Group warranty increased by 4.4 million. Ed, would you like to wrap it up?

 Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

 Yes, thanks, Boyd. We had a very difficult quarter. But we’ve built a solid team, and we have strategies that we believe will get Fleetwood back onto the path to profitability. You heard from three of our senior team members about events that buffeted us during our seasonally weak quarter but now we’re headed into a much better time of year with enhanced liquidity. We believe in both industries in the long-term and we have the people and the products we need, combined with strong dealer networks in both industries. We’re confident that Fleetwood will continue to be a leader in both RVs and manufactured housing. That concludes our general remarks about operating results. We will now take your questions.

QUESTION AND ANSWER

Operator

[Operator instructions] Your first question comes from John Diffendal of BB&T Capital.

John Diffendal  — BB&T Capital - Analyst

Ed, or, I guess, Boyd, maybe, the first question. Boyd, on the revised bank credit agreement, can you maybe explain a little bit what the cost of setting up the new arrangement is, either in terms of rate or fees? What’s sort of the cost of the new arrangement?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Yes, I’ll let Lyle address that for you, John.

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

Generally, the cost in the way of fees for the amendment, which took effect today, is approximately $500,000. In addition to that, we’ll be locked into an interest rate that will be 50 basis points higher for the April quarter. And then we’ll revert back to charges based upon a calculation of the fixed charge coverage ratio, which we’ve been subject to previously. That makes our borrowing costs, was previously 5.75 percent, and presently would be about 6.25.

John Diffendal  — BB&T Capital - Analyst

And then it would drop back to — what it would have been under the old arrangement after the next quarter? Is that what I heard?

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

Most likely. It will depend upon the calculation of fixed charge coverage ratio for the periods beginning with the April quarter.

John Diffendal  — BB&T Capital - Analyst

And I’m just going to ask a second question, I know there are probably other questions, but I guess a sort of key element here is that you exit the fourth quarter with your inventory in shape for the next fiscal year. I know you had an indication in the release that you hoped that we would do that, but I’m wondering if you can maybe talk a little bit about that and try to give us a level of confidence you have that the inventories will be basically in line with where they need to be seasonally as we proceed into the July quarter.

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

John, this is Ed. I’ll let Chris answer it for RVs. On the Housing side we’re always no more than — I think the maximum I’ve seen in the last quarter is three days on hand at our plants and that’s really due to shipping and timing and some quarter-ending things. On the RV side, Chris has taken a large group of actions and I’ll let him walk you through those.

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

Okay. John, as I mentioned earlier, you know, we had reached a high of 1,000 motor homes and 3900 towables in the mid-January time frame. Those motor homes have been reduced from 1,000 down to 600. The towables have been reduced from a high of 3900 down to 2800. So we’re headed in the right direction. But to continue that movement, as I mentioned, we’ve adjusted our production rates downward, and we’ve also got programs in place with our dealers that are targeted to move the units that we’ve got in our inventory and continue that direction of reduction. And we’ve also taken an approach with our scheduling of production that we are looking at scheduling only units that we know are sold and building less on speculation, which will continue to draw down our inventories.

John Diffendal  — BB&T Capital - Analyst

And so those 600 and 2800, is that close to where you feel — I mean, I know there’s a sort of a building need as you kind of get into the spring. How far are those levels from where you think they need to be?

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

Not too far at all, really. In the 2800 units for towables we’ve got the folding trailers where we want them to be. We’re probably, you know, in the range of maybe 600 to 800 units high on travel trailers. On motor homes, where we’ve got our build rates right now, we’re not too far off with the 600 units. I should add, in addition to finished goods, our chassis inventory had gone up at the end of the January quarter and we’ve taken measures to bring that down as well. Our chassis orders have about a 13-week lead time, but when we did reduce build rates we did see a pickup in chassis inventory but we’ve taken measures to reduce chassis inventory as well.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

John, this is Boyd. I might add that when Chris indicated that we’re not all that far from acceptable levels, that is for this moment in time. We do expect to be considerably lower, though not at zero, in our finished goods inventory by the end of the fiscal year.

John Diffendal  — BB&T Capital - Analyst

But with some level of confidence you feel like you will be at the level you want to be at and pretty clean going into ‘06?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Yeah. We will have some finished goods inventories but we expect it to be at comfortable levels that will give us a lot more production flexibility than we’ve had over the past quarter or two.

John Diffendal  — BB&T Capital - Analyst

Okay, thanks. I’ll let others ask questions. Thank you.

Operator

Your next question comes from Barbara Allen of Avondale Partners.

Barbara Allen  — Avondale Partners - Analyst

Thank you. I have several questions. First, Roger, on the Housing Group, I want to clarify if I got this right. You said at the end that you expected to be profitable in the first quarter of the fiscal 2006 year. Was that just in wholesale, implying another loss in wholesale for the fourth quarter, or was that for the entire Housing Group?

Roger Howsmon  — Fleetwood Enterprises, Inc. - EVP — Housing Group

You have it correct, Barbara. The projection was for profitability in the wholesale group for the first quarter of ‘06. The retail group profitability continues to remain our quest and it’s a function of market pickup, the success of new product introductions, a number of initiatives that I’ve discussed before that we have underway.

Barbara Allen  — Avondale Partners - Analyst

So that does imply a fourth quarter loss for wholesale?

Roger Howsmon  — Fleetwood Enterprises, Inc. - EVP — Housing Group

It’s too early to make that prediction. We are having some dark days now because of the erratic nature of the marketplace, but the seasonal pickup normally occurs in about mid-March, coupled with the fact that last week we had a very strong order intake week. So, at this point I’m not willing to go on record for a projection but I would say, again, that I’m confident in the first quarter of ‘06 we’ll be profitable.

Barbara Allen  — Avondale Partners - Analyst

Okay. In looking at my numbers for retail, there have been significant losses. This is at least the fourth year in a row. Do you need to reduce the number of stores? Do you need to get out of this business? What kind of obligations for leases do you have? I guess I’m just puzzled at — you know, I certainly understand the difficulties in the industry I think as well as most, but it does seem to be — beginning to appear to be an insurmountable problem.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Barbara, this is Boyd. I think the — we obviously — we’ve made a lot of cuts in retail, in terms of overheads, and we have scaled down the number of stores, and we’ve made a lot of other changes. One other thing that we’ve mentioned in previous calls — it wasn’t focused on today — but with new leadership that was installed about a year ago, we have made considerable management changes at the store and district level. And we actually think our financial results may even be slightly worse as a result of those changes even though we feel we’re much stronger. It just takes time for people to gain traction in their positions. But we’re not — we obviously can’t be patient forever with that sort of thing, but we still do maintain a belief in the benefits of vertical integration, but obviously not at any cost forever, and it’s something that we are very cognizant of and it may take some further actions, we hope not, but we don’t rule them out.

Barbara Allen  — Avondale Partners - Analyst

On the HomeOne credit side, Boyd, are you — would it be possible for you to sell the loans into the private market, as an asset-backed securitization doesn’t look realistic for a while?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Yes, actually, there probably could be a private placement, even of an ABS nature, although the economics may not make a lot of sense because of the costs associated with that. But it is a very liquid portfolio. It’s a high quality portfolio, as Roger pointed out, and we’ve actually had a lot of interest in the portfolio. If we were to choose to do so, we could liquefy that portfolio.

Barbara Allen  — Avondale Partners - Analyst

And I had heard that you had closed the Waco, Texas, plant. Was that just a rumor or is that true?

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

That’s a rumor. We have one plant open for market support. We have the other plant open. It was primarily focused on community business and the backlogs at the plant right now are reasonable. It’s not one of the plants we’re taking dark days in. So, no, we haven’t closed it. But, as you know, we continue to look at our production in hot markets like California with support from our Arizona plant, and in Florida we’ve actually increased production, and the Alma, Georgia, plant that was opened is really still strong because it’s supporting the Florida market, which is strong. Unfortunately, we can say there are seven or eight markets around the country that are very weak and those plants are taking dark days. And we continue to look at our capacity and we’ll make adjustments, as you’ve seen us do in the past, based on what we consider the reasonable horizon. In other words, six months to a year, if it looks something’s going to be significantly depressed we will either expand or contract capacity.

Barbara Allen  — Avondale Partners - Analyst

Thanks. And I have two questions on the RVs. Boyd, when you said you don’t expect to see much improvement in the towables in the fourth quarter. The loss was 34 million, but that included almost 15 million in a one-time charge, should I adjust for the one-time charge and incorporate that figure?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Yes, I think what I actually said, Barbara, was that we don’t expect much improvement beyond a seasonal uplift. So I’d X out the 15 million and we should also do better because just on a seasonal basis we are, I think, almost certain to see some uplift.

Barbara Allen  — Avondale Partners - Analyst

Okay. Lastly, I guess I’m a little puzzled, the increase in RV sales incentives of $5.6 million and yet we had double-digit declines in both sectors of RVs, can you talk to me a little bit about that?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Let me start and if Chris would like to add on, he can. But I think one of the things that we felt really until right near the end of the quarter was that we might be all alone with regard to having overproduced. I think our view now is that although we may have had more of our own inventory than some of our competitors, there were a number of others who did overproduce and I think what we believe we’re faced with is — they may have been more successful in pushing them into the channel, but I think overproduction industry-wide has created a little bit of a digestion issue, and I think that’s really the major issue that we’re facing. Chris?

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

I would echo that. I think the way you termed it, digestion issue, is correct, and that’s those incentive funds have been primarily, as I mentioned earlier, used to move products off the dealers’ lots and increase wholesale shipments for us.

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

Barbara, this is Ed. If you take a look at our year-over-year trailer inventory, which is one of the areas Chris was talking about, where many built inventory at the dealer level, we actually ended the year 1,000 units lower. So we’ve been trying to help position our dealers at our pain to get them ready for a rebound, so dealers actually drew Fleetwood trailer inventory over the year. So we haven’t stuffed the channel, nor did we stuff the channel on motor homes, which also probably hurt our quarter, but year-over-year I think our total motor home inventory at the retail level went up about 50 units. So we tried not to stuff the channel and we’ve tried to break the back of discounting and we’ve tried to reduce the dealers’ inventories at retail given that there was some concern about overall in the market — not so much in demonstrated retails, but in the dealer’s mind about where inventories were going and cause them to start to shut down.

Barbara Allen  — Avondale Partners - Analyst

Okay. I’ll stop and get back in the queue to give other people a chance. Thank you.

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

Okay.

Operator

Your next question comes from Bill Gibson of Nollenberger Capital Partners.

Bill Gibson  — Nollenberger Capital Partners - Analyst

Actually I want to continue on Barbara’s heels here on RVs. I guess I’m a little surprised at the decline in motor home gross profits in the quarter we just finished, given that gross margins held up pretty well. You briefly mentioned freight costs, so I’d love a little more explanation there. And then I’m going to ask a second question, I think it’s on travel trailers. It sounds like there’s still — you said the inventory got taken down a lot — or a bit, 1,000 units — but my sense is do you have a discounting program to blow out this in the fourth quarter and is that why you don’t expect to — or potentially not make money this quarter?

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

This is Chris. I’ll start with your first question on motor homes. Yes, I concur with your assessment, but at the same time, motor home volumes were down, and as I mentioned earlier, we had built inventories in both the first and second fiscal quarters of this year on a dealers’ lots. And there was a hint of some softening out there in the retail market, so dealers were less apt to take wholesale shipments during the quarter. And in addition to that, we discontinued our discounting level. So we did see a reduction in volumes of motor homes sold year-over-year, thus the reduction in motor home profit. As far as your question on travel trailer programs, definitely. The programs that we’ve got out there now are targeted, they’re more of a retail type program to get that inventory moved off of the dealers’ lots and then result in a reorder of a wholesale unit to replace that unit on their lot.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

This is Boyd. Let me just tag on to that. If you look at last year, motor home operating profit was down and probably half of the decline was volume related; in part a little bit of margin compression because of some fixed elements in cost of sales, and probably the other half is divided between higher warranty and higher G&A.

Bill Gibson  — Nollenberger Capital Partners - Analyst

Okay. Ad on the warranty side of things, is this — are you satisfied at what’s going on at the plant level, or — as an outsider, that’s typically one of our warning signs, when we see warranties go up.

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

This is Chris again. We are satisfied at what’s going on at the plant level today. If you go back to the mid-summerish time frame, that’s really when we started a major quality initiative at all of our manufacturing facilities, both in motor homes and travel trailers. And as you may be aware, when you start an initiative like that, it takes a little bit of time for it to get legs, and particularly with warranty because of the nature of that expense, you don’t see the benefits of that immediately. But we’ve really stepped up our investment into our quality systems in our plants and we’ve gone to more of a real-time defect tracking system so that we can ensure products are closer to defect-free and we’ve got these warranty issues. We’ve got the warranty issues identified and we’ve got the systems in place to ensure that the products are properly inspected before they leave our plants.

Bill Gibson  — Nollenberger Capital Partners - Analyst

Thanks, Chris. One manufactured housing question, then I’ll turn it over to someone else. I guess what struck me is, maybe I’m living an isolated life here in San Francisco, you talked about the disparity in regions, North Carolina, Kentucky, Alabama. What’s going on there? Is this a broader economic phenomena of — ?

Roger Howsmon  — Fleetwood Enterprises, Inc. - EVP — Housing Group

Bill, this is Roger. Let me address that in a broader sense and then I’ll specifically talk to Fleetwood. According to MHI, 10 states equal 54 percent of the MH volume on an annual basis. I referenced in my opening comments several states that have taken a big hit. Texas, which is traditionally the second strongest market, is down 21 percent, North Carolina down 20, Kentucky down 13 percent. The way Fleetwood goes to market, we have five different sales regions — west, central, south-central, northeast and south, excluding our national accounts force. Our western sales regions have remained very strong. I indicated last week it was one of our strongest order intakes. Of course, we announced a price increase, but, that said, 67 percent of our orders last week came out of the west and the south. So the economic strength in those two markets and the appetite for affordable housing really continues to outpace the national need. Although in the mid-west, particularly, I mentioned we work card to chassis. We, along as well as a number of our competitors, continue to struggle in those geographic areas.

Bill Gibson  — Nollenberger Capital Partners - Analyst

Is this a broader economic thing in the sense of jobs being outsourced and just less employment in those states?

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

No, it’s really not. You look at site-built homes in those same areas, Bill, I think it’s some of the pressures that are hurting MH. If you look at where our concentration of repos were, those states are still suffering. Texas is a good example of the number of repos that are still flushing through the system versus demand for housing. Just a real number on Texas: A normal market in Texas is 20 to 25,000 manufactured homes a year. That market is around 10,000 right now. But when you look at site-built numbers in those states — the other thing is the financing spread or mortgage monthly payment spread between a site-built home and a manufactured home, and that’s still very advantageous toward site-built homes. So I don’t believe it has anything to do with the general economy. It has to do with the current issues surrounding manufactured housing versus site-built housing.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Bill, this is Boyd. I think the regional difference, which you are focusing on, I think Ed’s reference to repos is probably the real key. If I look at the markets that are strong and have begun some sustained upturn, those are markets that did not suffer from the same kind of repo issue and for the most part that issue is behind them. California, Arizona, Florida, Nevada, those are markets that were never really humbled by the repo issue.

They had their share, but it wasn’t really out of the ordinary. And those markets have now begun sustained comebacks. We’re just further behind in eliminating that problem in most other markets.

Bill Gibson  — Nollenberger Capital Partners - Analyst

Good, thank you.

Operator

Your next question comes from John Beall with Standard Pacific Capital.

John Beall  — Standard Pacific Capital - Analyst

Hey, guys. Okay, I’m just going to go through this again, because I don’t understand it. If I’m valuing your MH business on revenue comps, and it’s not like there’s a lot of comps out there, I get like 600 million and your RV business on EBIT comps I get about 1 billion. Back out the debt and you guys ought to be trading at $20 a share instead of the 9 you’re at today. So with that kind of huge discrepancy, why wouldn’t you consider something soon, some sort of a sale or spin of the MH division?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Well, unfortunately, businesses don’t typically sell at revenue multiples. And we do have — if we could spin something off and create two standalone companies, and have one of the companies support the debt portion of our capital structure, that could potentially make some sense. But I think the only way we could accomplish something like that in today’s market would be a sale which generated something for the remaining company so it could support the debt included in the capital structure. And whether we could achieve those values I think is somewhat questionable.

John Beall  — Standard Pacific Capital - Analyst

I mean, I guess Oakwood went for like 350 million, I think, and that was, I don’t know, how long ago was that? A year and a half ago or something like that? And while I also hear you that you want to wait for business to improve, the valuations on the MH side are fantastic right now. The financing market is great, cheap debt. It’s hard to believe that there’s a better time.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Well, I guess we do believe there’s a better time or there will be a better time. There have been better times and there will be better times.

John Beall  — Standard Pacific Capital - Analyst

Okay. Thanks.

Operator

Your next question comes from Derek Wenger from Jefferies & Company.

Derek Wenger  — Jefferies & Co - Analyst

Hi, thank you, I have five questions. The first has to do with capital expenditures, the outlook for both the fourth quarter and next year. The second would be your goals for converting working capital to cash over the future, that is inventories and accounts receivable, further reductions in those. The third would be, I just want to know where the 14.6 million flowed through the income statement. Then the maturity on the new revolver, the amended revolver, and any further unencumbered real estate that you might have after you pledge this additional collateral.

Andy Griffiths  — Fleetwood Enterprises, Inc. - VP & Controller

This is Andy. I can cover the CapEx question. I think we suggested that we expect the number to be around — certainly no more than 40 million over the next 12 months. And I think it’s reasonable to assume that that will be somewhat rampable over that period.

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

I think your second question pertained to inventories and our goals to reduce inventory. This is Chris. As we mentioned earlier, we are seeing reductions in our finished goods inventory, and our goal is to have those down to reasonable levels by the end of this fiscal year.

Derek Wenger  — Jefferies & Co - Analyst

Can you give me a dollar amount on that? A range?

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

A range for that inventory would be in the — approximately —.

Derek Wenger  — Jefferies & Co - Analyst

The amount that you’re going to work off.

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

The amount we’re going to work off?

Derek Wenger  — Jefferies & Co - Analyst

Convert to cash, yes.

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

Give me just a minute on that.

Andy Griffiths  — Fleetwood Enterprises, Inc. - VP & Controller

While he thinks about that let me answer your question on the geography of the 14.6 million Coleman charge. That does appear in the “other, net” line just below operating expenses. It’s slightly offset by a gain on sale of one of our supply businesses.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

And in the Q, that 14.6 will appear in the RV segment.

Derek Wenger  — Jefferies & Co - Analyst

Okay. That leaves, in addition to the inventory question, the maturity on the new revolver and the unencumbered real estate after the new pledges? Or unencumbered assets after the new pledges?

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

The revolver remains basically the same. We entered into a three-year arrangement in May, actually, which extends for three years from the July date, which was the original date for the loan. So this amendment does not change that. We’d have basically another two and a half years on the arrangement.

Derek Wenger  — Jefferies & Co - Analyst

So 7/07?

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

Yes, that’s correct.

Derek Wenger  — Jefferies & Co - Analyst

And then any other unencumbered assets that are pledgeable after we pledge this new real estate that’s going to free up another 15 million?

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

Yes, we do, and don’t hold me to it, but I think we have probably another in the neighborhood of 20 to 30 properties that will be unencumbered even after we pledge the real estate for this new arrangement.

Derek Wenger  — Jefferies & Co - Analyst

And what kind of total would that be in terms of millions of dollars?

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

I’m sorry, I don’t have that number. Just a guess off the top of my head, probably somewhere in the neighborhood of $50 — 60 million, maybe more.

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

As far as your question on inventory and the dollar reduction that we anticipate, that’s going to be somewhere in the range of probably about 50 to $60 million reduction in finished goods inventory.

Derek Wenger  — Jefferies & Co - Analyst

What about receivables? Anything further to come out of that to bring it back to levels?

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

A quick comment on receivables. At quarter-end, receivables were right about 208 million and we’ve since collected over 90 million of that. Typically you’ll see is that our normal pattern is the receivables do spike up around quarter end, but when you get to the April quarter end they will be higher than they are currently, but we have and do during the interim months collect those down because they’re typically collected within about 15 to 20 days.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

With regard to receivables, there’s actually likely to be some increase in investment in receivables if you look at quarter-end balance sheets.

Derek Wenger  — Jefferies & Co - Analyst

Okay. So the majority of working capital being converted to cash would be this inventory of 50 to 60 million?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

That’s correct. The one other P.S. to your question, because I think it may have been broader than just plants, there’s also a significant amount of equity which is easily calculable from our balance sheet in the HomeOne portfolio, and then there’s also the financing that we have on our finished goods inventory in housing retail is significantly less than the value of that inventory.

Derek Wenger  — Jefferies & Co - Analyst

Okay. Thank you.

Operator

Your next question comes from Jason Daly with Black River.

Jason Daly  — Black River - Analyst

Hi, guys. A few questions around the new revolver you guys put on. Just to understand, you have currently at this time of year you’ve got the 200 million of availability and then you can borrow against inventory of 135 million. How do those two work together? Is the 135 million the cash drawing you can make on the revolver?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

No, the nominal max on the line is 200 million. But what we can actually borrow is the lesser of the amount of the line or the borrowing base, and the borrowing base is calculated by applying advance rates to various kinds of collateral, highest on receivables, somewhat lower on finished goods inventories, lower still on raw materials, and then we will have some collateral value attached to real estate. So we can borrow the lesser of the two. And depending upon the ebbs and flows of our operations and the shipments and the conversion of inventory and receivables, our borrowing base can fluctuate both above and below that 200 million. So at a given moment, it can’t be more than 200 million, but it might be less than 200 million if our working capital is largely concentrated in inventory versus receivables.

Jason Daly  — Black River - Analyst

Okay.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

But needless to say we feel that we’ve — we really have addressed the issue with ample room to operate flexibly.

Jason Daly  — Black River - Analyst

At the end of the quarter what was your standby letters of credit and the collateral reserves that were drawn on the revolver?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

They were right in the neighborhood of 53 million dollars, I believe.

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

That’s correct. That’s the combined number.

Jason Daly  — Black River - Analyst

53 million total between the two. Okay. And then as far as the new revolver, under the old revolver there was a last-12-month EBITDA covenant, I believe it was 58 million for this current quarter that we’re finishing up here, and then a liquidity requirement of 90 million. Where is that now under the new revolver?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

The liquidity covenant remains the same.

Jason Daly  — Black River - Analyst

Still 90 million?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Yes, and actually that’s a test not a covenant.

Jason Daly  — Black River - Analyst

Okay, and that’s based on cash and marketable securities and then your borrowing capacity?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

That’s right.

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

Then the EBITDA requirement basically starts over again. It was a cumulative four-quarter number. We’ll restart that with the April quarter and the target will be a negative $7.5 million for the April quarter. The cumulative, then, for the two quarters ended in July will be a positive 14.5 million, 3 quarters ended in October, 29.2 million, 4 quarters ended next January, 30.3 million.

Jason Daly  — Black River - Analyst

Okay.

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

And then for thereafter the 4 fiscal quarters will be a level of 51.8 million.

Jason Daly  — Black River - Analyst

So immediately in next April’s quarter it will go to 51.8 million for the last 12 months?

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

Yes. It will be back to the four-quarter cumulative amount.

Jason Daly  — Black River - Analyst

And then just with respect to the borrowings and the stand-by letter of credits and the collateral reserves, have those increased since the end of this quarter?

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

No. The collateral reserves bounce around, depending upon how much of inventory versus receivables we may have and what the level of it is. But as of today, they’re right about $51 million combined.

Jason Daly  — Black River - Analyst

And if I’m doing my math correctly, you got the — you said $51 million right now, you had 59.4 million of outstanding borrowings, that brings to us 110. So is there about $90 million of availability currently right now?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

You’re looking at a balance sheet that changes on a daily basis, — obviously,

Jason Daly  — Black River - Analyst

Sure.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

— and so that — but you are correct, assuming our borrowing base was that large at the end of — had the agreement been retroactive to the end of the quarter and you were looking at that balance sheet.

Jason Daly  — Black River - Analyst

Yes. Well, I was asking as of today, since you guys said that your outstanding borrowings on that line of collateral reserves haven’t changed much.

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

Our borrowings currently are right about $28 million. So under the new arrangement, our unused availability as of today would be just under $106 million.

Jason Daly  — Black River - Analyst

Okay. And then you’ll make the $20 million on the advance rents tomorrow or Saturday?

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

Monday.

Jason Daly  — Black River - Analyst

Okay, Monday. Then one other thing that was mentioned is it talked about you may have to put up bond for the $14.6 million in the Coleman ruling. Would that be the full 14.6 million?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Yes.

Jason Daly  — Black River - Analyst

And then my last question had to do with the warehouse line of credit that has been extended until March 15th currently, from what I understand, and you guys disclosed there was 37.8 million borrowed on it as of January 31st. Where does that stand as far as extending it, and what is the current borrowed amount on that?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

The borrowing has not changed significantly after quarter end and the portfolio now stands in the very high $60 million area. With regard to the renewal, that’s really been an administrative convenience actually to both parties, but we really have had positive discussions with the lender and don’t anticipate issues regarding that.

Jason Daly  — Black River - Analyst

Okay. Thank you very much, guys.

Operator

Your next question comes from Robert Longnecker of Barrington.

Robert Longnecker  — Barrington - Analyst

I wanted to get back to the manufactured housing side. You guys commented that you’re obviously losing some business to site-built because it’s kind of a relative value right now. Do you think that’s going to impact the recovery of manufactured housing for those exact same reasons? In other words, do you think some of your future demand in that space has been sopped up by people being able to stretch into housing?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

You know, that’s a cyclical kind of thing. In the late 90s, the spread between manufactured housing financing and site-built financing virtually disappeared and that’s — I suppose it should have been a warning signal because there needs to be a spread, even absent credit considerations, because manufactured housing loans are smaller in dollar amount and require at least as much servicing. So expressed as basis points, you’ve got to have a spread over site-built housing just to accommodate servicing. That had virtually disappeared in the late ‘90s, and it got very, very wide — it approached 600 basis points maybe a year and a half ago — and it’s now narrowed and I would say it’s probably more in the neighborhood of 400 basis points today. So that’s actually an improving situation. And I think the changes that we will see in the future with regard to the two different rates, or the many different rates, are likely to basically foster a recovery as opposed to anything else.

Robert Longnecker  — Barrington - Analyst

But I guess what I’m asking is, once you’ve worked through all the repo issues and the financing comes back in, do you think there’s a smaller pool of potential buyers because a bunch of people in the last couple of years have managed to buy housing with rates so low?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Well, of the buyers who are in the market at that point in time, I think we will be more competitive, vis-à-vis site-built housing. And I’m not sure what happens with regard to those who bought site-built housing using adjustable rate mortgages, as mortgages rise on site-builts. I guess I can suspect the ramifications of that. It’s the magnitude of it that I’m not sure of. But we would expect a narrowing of the spread and, therefore, a better relative position to site-built housing in the future.

Roger Howsmon  — Fleetwood Enterprises, Inc. - EVP The Housing Group

Yes, this is Roger. I would add that, obviously, as conforming rates rise, it just makes us more competitive, at least on a monthly payment basis standpoint, with site-built. And I would think as conforming rates rise, this should push more buyers toward our homes as they recognize the value proposition. It’s just a better consumer choice.

Robert Longnecker  — Barrington - Analyst

Right.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

And historically, over a cycle, manufactured housing loans tend to move in a narrower range than do site-built mortgages. So that, in part, accounts for the ebb and the flow of the spread between the two.

Robert Longnecker  — Barrington - Analyst

Do you have a feel for where the crossover point is in terms of rates?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

I think a norm, if there is such a thing, in maybe the middle of a cycle, over a long period of time, has been somewhere between 250 and 300 basis points.

Robert Longnecker  — Barrington - Analyst

Right. Can you guys just touch a little bit on the state of the repo world as you see it right now?

Roger Howsmon  — Fleetwood Enterprises, Inc. - EVP The Housing Group

We think it’s somewhat stabilized, as we’ve commented in previous calls. The dealers, the retailers, if they were sitting at the table, would say the good stuff is gone. Again, it depends on a regional basis, the strength and the weakness. Our forecast for next year is stable. We think the numbers have flattened at about 75,000 units in the market now. We’re kind of projecting that to be the same for next year.

Robert Longnecker  — Barrington - Analyst

Okay. And last question. You guys mentioned that you’ve been taking market share. Who do you think you’ve been taking that from?

Roger Howsmon  — Fleetwood Enterprises, Inc. - EVP The Housing Group

Well, we’ve — yes, we’ve been very successful in the last 12 months market share-wise. You know, you can look at the statistics from MHI and draw some conclusions. We’ve grown from 15, this is on the wholesale basis, from 15 to 17.6. A lot of that has been,…I guess, the way I’d rather position the response is that we’ve increased our sales to the rental communities, we’ve secured a $1 million bid contract from some GSAs. We’re seeing a little uptick in our multi-section business as well as, we’ve been in a product rationalization mode and introduced what we call our national product brands which have been very, very well received by the marketplace and, as a result, several of our competitors have suffered.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

This is Boyd. I would add to that, if you look at the top 5 manufacturers, I think we’re the only ones who have gained market share recently, although I don’t believe anybody has lost — any of the remaining 4 have lost a lot of share. There’s been minimal market share losses on the part of the top 5 and I think the — probably the most dramatic might be one who is impacted by a particularly negative geographical situation.

Robert Longnecker  — Barrington - Analyst

Okay. Thank you.

Operator

Your next question comes from Gabe Kim of Basswood Partners.

Gabe Kim — Analyst

Hi. I’m just wondering about the manufactured housing side. It seems to me like a natural fit for your product would be this urban infill market. And I’m just wondering what Fleetwood is doing to address that opportunity.

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

I’ll take that, this is Ed. Then I’ll let Roger comment. We’ve had discussions — if you name a major city, I think we’ve had discussions with them, including a lot of different groups, like the Ford Foundation and others who continue to try to understand how that works. We’ve got some activities going on in one Midwestern city now and we’ve got some activities actually going on in our local city, Riverside. But, you run into all of the governmental impediments that you can imagine as you start to go through that. And we have more success, I think, by happenstance than we do by plan. For example, here in California we have a significant two-story infill going on right now in the city of Bellflower. It wasn’t a planned something. It was a replacement for an old situation that occurred in the city and they were trying to do something with it and the contractor was able to get them to agree to manufactured housing. But, there’s a lot of difficult resistances, both politically and structurally, within many of these cities that badly need manufactured homes. And we’ve made inroads into places like Oakland, California, and Detroit, Michigan, and Seattle, Washington, all kinds of places, but there really hasn’t been anything strongly sustainable. And generally it gets bogged down in both government — federal and state governmental bureaucracy. Roger, I’ll pass it to you.

Roger Howsmon  — Fleetwood Enterprises, Inc. - EVP The Housing Group

I’ll add to Ed. I mean, he’s couched it very well. The frustration in dealing in the infill market is, candidly, the political gristmill. And we have, as a result of some frustration of working through the system, for example, had meetings with two different governors in an attempt to get the push and the emphasis into this market. We’re focusing now on an opportunity to partner with folks like Fannie and Freddie to go into this inner city because the need is clearly defined. But unfortunately the process is a long pull. As Ed mentioned, we have — I can think off the top of my head five projects that we’ve been working on over 12 months and one is just beginning to bear fruit. What we’re really hopeful here is to put together a pilot program in one city to where we can show the success and the tenacity we’ve had to pursue this market, but it’s just a long pull.

Gabe Kim — Analyst

And just in terms of — I mean, have you had any inquiries from public builders that are sort of looking at this opportunities? Is that sort of another way to go here?

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

It is, and we have. And it’s about the same pace as our success with some of the governments. There’s a lot of planning going on, there’s a lot of interest, and, believe me, we’ve had interest in Detroit and Austin, Texas and Buffalo, New York, all those places. And we’ve tried to try to stay on top of that and stay focused in trying to help them but on the other side we haven’t diverged from other opportunities. We have had some success with communities, manufactured housing communities, especially with two major community providers in the country. Some of that is actually serving that. We’ve had some success in Hispanic markets in the Southwest with one community builder and we’ve also had some national success with retirement communities with another community builder. So, we are serving some of that market but the urban infill thing is as fraught with as issues from Fanny Mae having 20 fantastic programs, none of which are working, and — just any number of those things. It’s been very frustrating and difficult. We have not given up, as Roger said. We have two major initiatives still going. One of them is just now beginning to bear fruit. And in that particular situation we’ve been after it for two years. So — .

Gabe Kim — Analyst

Is this the one in Riverside, or where is this?

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

No, we actually just recently got the City of Riverside. They had been, actually, with a change in leadership in the government here, now become very interested. And we have a small project Roger has just started here in Riverside. But, on a national basis in one Midwestern city, we have now got a small inner-city development going. It will come to fruition this spring. How much further it goes or bigger it goes I think is real hard to call.

Gabe Kim — Analyst

Okay, and just on the EBITDA, the trailing 12 months requirements there. What was that 51.8 million you threw out there?

Lyle Larkin  — Fleetwood Enterprises, Inc. - VP & Treasurer

That is the number that will apply beginning in April of 2006, for the April quarter 2006 trailing four-quarter number for EBITDA.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

And then it no longer rises after that. The requirement no longer rises.

Gabe Kim — Analyst

Okay. And then just in terms of fiscal 2006, is there — in broad strokes, is there any sort of guidance that you’d care to throw out there?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

In broad strokes, we fully expect to be profitable but we’re not giving further guidance than that at this point in time.

Gabe Kim — Analyst

Okay. Thank you.

Operator

Your next question comes from Tobias Welo from BlackRock.

Tobias Welo  — BlackRock - Analyst

I was wondering, Ed, you said something I just want to make sure I understand, sort of the rationale. Back on the value of the manufactured housing franchise, you made the comment that you didn’t think a sale during the current environment would allow you to cover the debt to allow the other entity to be a standalone. And what I’m trying to figure out is, if Oakwood sold a couple of years ago, in what I think everyone would agree was probably a more difficult manufactured housing environment, and they sold at 375 million, I mean, I believe you’re about twice the size and market share, you probably have about twice as many plants, so what is it that would allow them to get that type of value from Berkshire, who I don’t think is known for overpaying, and would prevent you from getting at least that much?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Well, a couple of major differences. Number one, they had cleansed their balance sheet through bankruptcy and that’s probably the major one. And then the other one is that they had, I think, a pretty significant lending portfolio. They’ve been a lender for a long, long time. And those are the two biggest issues. They had value in that servicing stream from their loan portfolio.

Tobias Welo  — BlackRock - Analyst

Right. But they were half the size of you today.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

I understand.

Tobias Welo  — BlackRock - Analyst

Right.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

When you combine the elimination or significant reduction of debt via bankruptcy and add that to the value of the portfolio and the servicing of their portfolio, those are big numbers.

Tobias Welo  — BlackRock - Analyst

Okay. Now, would — if someone wanted to purchase your manufactured housing side, is there certain debt that they’re required to buy, as part of the transaction, or could that stay with the RV side? How does that work?

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Well, I don’t know how it — I mean, you know, every deal is different. The main issues have to do with the public debt that we have. There’s a significant — we’ve got 100 million in convertible debentures and we’ve got our convertible trust preferreds, which are outstanding. The remaining entity, if — or the remaining business, if one were to be sold, would, I believe, have to service that debt. So that’s — .

Tobias Welo  — BlackRock - Analyst

But, I mean, I guess, what I’m trying to say is if you’re twice the size of Oakwood and you only got the same price because let’s say Oakwood, because of the value of their loan portfolio, has 400 million that would cover all the debt you have, right? That would cover the converts, the long-term, you’d be paying 0.5 times sales. Clayton was taken out at 1.2 times sales. I guess I just don’t understand the rationale for how this business couldn’t be worth at least $400 million — in a market which you’re saying is now getting better.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Well, bring us a buyer and we’ll take him up from there.

Tobias Welo  — BlackRock - Analyst

Okay. It sounds like you’ve done a lot of research on this. I mean, I was hearing in the channel that Clayton and others were very interested in this asset.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

I suspect they would be. And at the right point in time and at the right price and under the right circumstances I suspect we could get a lot of interest in it.

Tobias Welo  — BlackRock - Analyst

On the RV side can you — during your analyst day you talked about how you were going to restructure your dealers, I think particularly in the Midwest. Can you give us an update on — I think you had said at the time 30, 60 days. It’s, obviously, been much longer than that. What sort of progress you’ve made there.

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

Yes, we — this is Chris. We continue to really pursue that initiative primarily in the central part of the states. We have signed up, I want to say in the last — well, already since the first of the year we’ve signed up about a dozen new dealers. And, we continue to make headway as far as identifying new dealers and rebuilding relationships with current dealers and dealers that used to carry our product. So, we are very much focused on that and it’s not just in the central part of the states. We’ve got dealer development resources in the East and in the West as well.

Tobias Welo  — BlackRock - Analyst

How many dealers have you dropped due to poor performance?

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

Don’t quote me on this, but I think it’s in the range of about 15 to 20.

Tobias Welo  — BlackRock - Analyst

And do you think you’re — are you 50 percent of the way there, 75 percent, are you pretty much done?

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

No, I would say we’re more in the — we’re probably in the 30 percent range of where we’d want to be.

Tobias Welo  — BlackRock - Analyst

Oh, 30 percent. Now why is this — does it take this much time or just — obviously, you’ve got a lot on your plate.

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

It is. It does take time. I mean, if you’ve got a poor performing dealer, every state has different laws. You’ve got to put dealers on notice and allow them to perform, correct themselves. So, it’s not an overnight process

Tobias Welo  — BlackRock - Analyst

Okay. And then, Boyd, I was hoping you could tell us — you mentioned you were having some constructive discussions on the Coleman issue. Is there an ideal scenario where they get the name back but you don’t have to pay the 15 million? What are the difference scenarios that one could expect? I mean, is it primarily they —?

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

I can say we’ve had — I guess the best thing to do, because, obviously, these discussions are ongoing and both sides seem to be interested in trying to reach resolution. And that’s really, I guess, what we can say. We would like to have the name back, we’ve expressed that. We’ve also — and then the discussions have gone well and are very constructive and they’re ongoing as we’re talking. They seemed to be very interested and we, obviously, are very interested. And that’s kind of where we’re at. Beyond that I’d be reticent to say any more.

Tobias Welo  — BlackRock - Analyst

Okay.

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

We are talking to them. We weren’t a couple months ago. New management there seems very open and wants to resolve the issue amenably for both sides and build a longer-term relationship.

Tobias Welo  — BlackRock - Analyst

Okay. My final question. I was wondering could you just speak to the compensation of the executives after a year, which, I guess, if Q4 is going to be not profitable, how does that affect the top executives?

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

Most executives here have lost anywhere from 25 to 40 of their compensation. A lot of the executives are tied to profitability, including myself. So, we’ve gotten zero. And that continues to be the focus of trying to make sure that people understand we need to be profitable.

Tobias Welo  — BlackRock - Analyst

And what about the ‘05 targets? Do you just need to be profitable or are there any goals beyond that?

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

As we recently said on operations and what we should be accomplishing.

Tobias Welo  — BlackRock - Analyst

Okay. Will those goals be reset lower after this year or do they get maintained at the same level?

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

They’re actually reviewed in comparison to where the plan is and what the expectations are. The other thing that’s happened is the Company does have a long-term incentive plan and that hasn’t paid out in over 5 years. And that is a significant portion even above the short-term compensation of most executives.

Tobias Welo  — BlackRock - Analyst

So there should be some financial incentive for everyone to — .

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

There’s a very strong financial incentive. I can tell you that most of the executives sitting around this table if you took a look at their long-term and short-term compensation, most of them have received less than half of it over the last several years.

Tobias Welo  — BlackRock - Analyst

Thank you very much.

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

Okay.

Operator

Your next question comes from Chris Cook with Zazove.

Chris Cook — Zazove — Analyst

Hi, thanks for taking my question. Quick question on the warranty cost. It sounds like you guys had been under-reserving for warranty costs. Sounds like you’ve caught up. Should we expect warranty costs to trend down a little bit versus what they were in the last quarter just because of the catch up being past you now, and they will remain at higher levels then they had been but not as at high a level.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Chris, this is Boyd. We really have not been under-accruing for warranty. But, because of the almost actuarial nature of the reserve, if there is an uptick in the cash cost on a per unit basis of providing our warranty service, then that has a compounding effect when you adjust your reserves. So, anytime you have any kind of an uptick, it gets accentuated by the accounting process. And by the same token, when some of the processes that Chris described, for example — and Roger has similar activities going on — when they gain traction and we’re able to reduce the cash cost of providing the warranty service on a unit, that too will flow through on an accentuated basis through our warranty reserve.

Chris Cook — Zazove — Analyst

Gotcha. So with no change in the process, you would expect warranty expenses to continue at this similar level with sales continuing at this level.

Boyd Plowman  — Fleetwood Enterprises, Inc. - EVP & CFO

Yes. And I guess the other thing I should point out is we were at a point a year ago where that reserving process probably kicked in a little bit and resulted in a decrease in reserves a year ago because we were actually seeing decreased cash costs of warranty. So, the comparison year-over-year to some degree is that it was a very good quarter a year ago.

Chris Cook — Zazove — Analyst

Gotcha. And then I think it was in manufactured housing, G&A was up 4.8 million and you mentioned that the vast majority of that was one-time in nature. I was wondering if you would quantify that?

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

Yes, this is Ed. We actually had a couple of things that occurred that drove that. One was starting two plants on two shifts in real hot markets. As Roger explained, if your backlog gets out much more than 4 or 5 weeks, you start to lose the orders, especially in today’s market. And the other part was the trailing cost of having opened two plants, those costs dragged also into that quarter. And so, that’s primarily what drove G&A during the quarter. And then we also had a restructuring of our compensation plan, which also hit the benefit side, which hits some of those costs.

Chris Cook — Zazove — Analyst

So we would expect most of that 4.8 million to go away, then, in subsequent quarters?

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

Yes, we think so because those were startup costs and they were a little more than what we expected. Some of the ongoing — other wage-related costs, but the startup costs for two shifts and the trailing costs of opening two plants, we expect those to be behind us.

Chris Cook — Zazove — Analyst

And most of the G&A increase was Coleman in RVs. It looked like you had about —

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

14.6 million.

Chris Cook — Zazove — Analyst

Of the 18. Would the balance also go away in subsequent quarters, or no?

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

Primarily, no, but that balance is a variety of factors, some of which is investments that we were making in new systems. That systems cost will not go away, but those systems should make us more efficient so that we see cost reductions in other areas.

Chris Cook — Zazove — Analyst

Fair enough.

Andy Griffiths  — Fleetwood Enterprises, Inc. - VP & Controller

What to bear in mind on that is — unlike, I think, some of our competitors — we do fully allocate out all or most of our corporate expenses to the groups and to the divisions. Some of the increase does, in fact, relate to corporate costs associated with, for example, higher IT costs as we improve our systems, as Chris said. And some of that will not go away. It is an investment in our future.

Chris Cook — Zazove — Analyst

Right. And then in motor homes or RVs, you talked about travel trailer cost reductions continuing, capacity reductions continuing, can you quantify what kind of cost saves you’ll see from that?

Chris Braun  — Fleetwood Enterprises, Inc. - EVP RV Group

It’s really hard to just pinpoint a dollar number on that. So much of this is targeted, for example, at labor efficiency, which we’re investing in our plants and we’re getting our utilization up. But, to quantify a number, I’d prefer not to. But, believe me, we’re looking every day at our breakeven build rates and why it’s necessary to get those breakeven build rates down. And, we’re making a lot of progress in that direction.

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

Just as a comparative note to give you a working number, the closure of the two plants that we’ve announced reduced our cost in the trailer division a little over $4 million.

Chris Cook — Zazove — Analyst

Per year, annually?

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

On an annualized basis.

Chris Cook — Zazove — Analyst

Okay, great. Thanks.

Operator

Ladies and gentlemen, we do apologize but today’s call was scheduled for 90 minutes and we have reached the end of the allotted time for questions and answers. I will now turn the call back over to our speakers for any closing comments.

Ed Caudill  — Fleetwood Enterprises, Inc. - President & CEO

This is Ed Caudill. We want to thank all of you for your questions and your continued interest in Fleetwood and we look forward to speaking to you again at the end of the next quarter. Thank you.

Operator

This does conclude today’s conference. You may now disconnect at this time.

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